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                                                                      EXHIBIT 23


                      [BARRY L. FRIEDMAN, P.C. LETTERHEAD]
                          Certified Public Accountant


To Whom It May Concern:

                                                                   April 9, 2000

1582 Tulita Dr.                                            OFFICE (702) 361-8414
Las Vegas, NEVADA 89123                                   FAX NO. (702) 896-0278

     The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of April 5, 2000, on the Financial Statements of Whistler, Inc., as of March 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

   /s/ BARRY L. FRIEDMAN
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Barry L. Friedman
Certified Public Accountant